Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	J. Wes Frye
Senior Vice President, Finance and Chief Financial Officer
(336) 822-5305

OLD DOMINION FREIGHT LINE REPORTS RECORD THIRD-QUARTER RESULTS
 ______________________________

Operating Ratio Improves 110 Basis Points to 85.1%

THOMASVILLE, N.C. ─ (October 25, 2012) ─ Old Dominion Freight Line, Inc. (NASDAQ: ODFL) today announced Company record third-quarter financial results for the three and nine months ended September 30, 2012. Revenue increased 10.1% to $544.5 million for the third quarter from $494.5 million for the third quarter of 2011. Net income for the third quarter was $51.0 million, an increase of 32.1% from $38.6 million for the third quarter last year. Net income per diluted share for the third quarter was $0.59, an increase of 31.1% from $0.45 for the same period last year. Old Dominion's operating ratio improved to 85.1% for the third quarter of 2012 from 86.2% for the third quarter of 2011. All prior-period share and per share data in this release have been adjusted to reflect the Company's September 2012 three-for-two stock split.

For the first nine months of 2012, revenue was $1.58 billion, an increase of 13.3% from $1.40 billion for the first nine months of 2011. Net income grew 30.5% to $130.0 million for the first nine months of 2012 from $99.6 million for the same period in 2011, while earnings per diluted share increased 30.2% to $1.51 from $1.16. The Company's operating ratio improved to 86.2% for the first nine months of 2012 from 87.8% for the comparable prior-year period.

David S. Congdon, President and Chief Executive Officer of Old Dominion, commented, “Old Dominion continued to produce outstanding operating and financial results during the third quarter, as we achieved third-quarter records for our revenue, operating ratio and earnings per diluted share. We believe these results were generated, despite weak economic conditions, through the strength of our value proposition, which consists of providing on-time and claims-free service at a fair and equitable price. As a result, we continue to win market share and increase the density within our service center network, which allows us to produce strong profitable growth.

“Our total tons per day increased 6.9% during the third quarter of 2012, which included one less operating day than the same period of the prior year. Although the third quarter included one less day, total tons increased 5.3% on a 5.1% increase in shipments and a 0.2% increase in weight per shipment. We believe the quality of our service has not only contributed to the increase in tons and market share but has also supported our ability to improve our pricing during 2012. As a result, revenue per hundredweight increased 4.2% from the third quarter last year, or 4.3% excluding fuel surcharges, despite the negative impact on revenue per hundredweight from the increase in weight per shipment and a 0.9% decrease in length of haul.

“Our tonnage growth and the increase in revenue per hundredweight were primarily responsible for the 110 basis point improvement in our operating ratio to 85.1% for the third quarter. The increased tonnage provided additional freight density throughout our network, which contributed to lower incremental operating costs. In addition, our operations continue to be highly efficient while also delivering outstanding service. In the third quarter, we maintained our on-time delivery percentage at 99% and improved our cargo claims ratio to 0.45%, a seven basis point improvement as compared to the third quarter of 2011. We believe these metrics lead the LTL industry.

- MORE -

ODFL Reports Third-Quarter Financial Results

October 25, 2012

“We opened four new service centers in the third quarter - Orange, CA; Pensacola, FL; Duluth, MN; and Parkersburg, WV - bringing our total centers in operation to 219 at the end of the quarter. Capital expenditures were $99.6 million and $309.7 million for the third quarter and first nine months of 2012, respectively. We anticipate that our capital expenditures in 2012 will range between $345 million to $355 million. This estimate includes $120 million to $130 million for real estate purchases and expansion projects at existing facilities, $210 million for the purchase of tractors, trailers and other equipment and $15 million for investments in technology. We have funded the majority of our 2012 capital expenditures with cash flow from operations and existing cash and cash equivalents and expect to do the same in the fourth quarter. Our ratio of total debt to capitalization was stable at 22.3% at the end of both the third and second quarters of 2012, but improved from 24.5% at the end of the third quarter of 2011.”

Mr. Congdon concluded, “In a market environment made uncertain by slow-paced economic growth and the upcoming national elections, we continue to win additional market share and produce profitable results. We will maintain our promise to give customers superior service at a fair and equitable price, which has enabled us to outperform the industry throughout the economic cycle. We will also continue to invest in our service center network, our technology and, most importantly, our people. By staying true to these core guiding principles, we believe we can further differentiate ourselves in the marketplace and drive long-term profitable growth for Old Dominion.”

Old Dominion will hold a conference call to discuss this release today at 10:00 a.m. Eastern Daylight Time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.odfl.com. Please log on at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at this website shortly after the call through November 10, 2012. A telephonic replay will also be available through November 10, 2012 at (719) 457-0820, Confirmation Number 9696245.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the competitive environment with respect to industry capacity and pricing, including the use of fuel surcharges, such that our total overall pricing is sufficient to cover our operating expenses; (2) our ability to collect fuel surcharges and the effectiveness of those fuel surcharges in mitigating the impact of fluctuating prices for fuel and other petroleum-based products; (3) the negative impact of any unionization, or the passage of legislation or regulations that could facilitate unionization, of our employees; (4) the challenges associated with executing our growth strategy, including the inability to successfully consummate and integrate acquisitions, if any; (5) changes in our goals and strategies, which are subject to change at any time at our discretion; (6) various economic factors such as economic recessions and downturns in customers' business cycles and shipping requirements; (7) increases in driver compensation or difficulties attracting and retaining qualified drivers to meet freight demand; (8) our exposure to claims related to cargo loss and damage, property damage, personal injury, workers' compensation, long-term disability and group health, including increased premiums, adverse loss development, increased self-insured retention levels, and claims in excess of coverage levels; (9) the availability and cost of capital for our significant ongoing cash requirements; (10) the availability and cost of replacement parts and new equipment, particularly in light of regulatory changes and supply constraints impacting the cost of these assets; (11) decreases in demand for, and the value of, used equipment; (12) the availability and cost of diesel fuel; (13) the costs and potential liabilities related to compliance with, or violations of, existing or future governmental laws and regulations, including environmental laws, engine emissions standards, hours-of-service for our drivers, driver fitness requirements and new safety standards for drivers and equipment; (14) the costs and potential adverse impact of non-compliance with rules issued by the safety monitoring system of the Federal Motor Carrier Safety Administration; (15) seasonal trends in the industry, including the possibility of harsh weather conditions; (16) our dependence on key employees; (17) the concentration of our stock ownership with the Congdon family; (18) the costs and potential adverse impact associated with potential future changes in accounting standards or practices; (19) the impact caused by potential disruptions to our information technology systems or our service center network; (20) dilution to existing shareholders caused by any issuance of additional equity; and (21) other risks and uncertainties indicated from time to time in our filings with the Securities and Exchange Commission. Our forward-looking statements are based upon our beliefs and assumptions using information available at the time the statements are made. We caution the reader not to place undue reliance on our forward-looking statements (i) as these statements are neither a prediction nor a guarantee of future events or circumstances and (ii) the assumptions, beliefs, expectations and projections about future events may differ materially from actual results. We undertake no obligation to publicly update any forward-looking statement to reflect developments occurring after the statement is made, except as otherwise required by law.

- MORE -

ODFL Reports Third-Quarter Financial Results

October 25, 2012

Old Dominion Freight Line, Inc. is a leading, less-than-truckload (“LTL”), union-free motor carrier providing regional, inter-regional and national LTL service and value-added logistics services. In addition to its core LTL services, the Company offers its customers a broad range of logistics services including ground and air expedited transportation, supply chain consulting, transportation management, truckload brokerage, container delivery and warehousing services, as well as consumer household pickup and delivery services. Through marketing and carrier relationships, the Company also offers door-to-door international freight services to and from all of North America, Central America, South America and the Far East.

OLD DOMINION FREIGHT LINE, INC.
Financial Highlights
(Dollars in thousands, except per share amounts)

	Three Months Ended September 30,		%	Nine Months Ended September 30,		%
	2012	2011	Chg.	2012	2011	Chg.
Revenue	$544,493	$494,475	10.1%	$1,583,138	$1,397,409	13.3%
Operating income	$80,932	$68,194	18.7%	$217,738	$170,760	27.5%
Operating ratio	85.1%	86.2%		86.2%	87.8%
Net income	$51,044	$38,631	32.1%	$129,971	$99,587	30.5%
Basic and diluted earnings per share	$0.59	$0.45	31.1%	$1.51	$1.16	30.2%
Basic and diluted weighted average shares outstanding	86,165	86,165	0.0%	86,165	85,571	0.7%

- MORE -

ODFL Reports Third-Quarter Financial Results

October 25, 2012

OLD DOMINION FREIGHT LINE, INC.
Statements of Operations
(In thousands, except per share amounts)
	Third Quarter				Year To Date
	2012		2011		2012		2011

Revenue	$544,493	100.0%	$494,475	100.0%	$1,583,138	100.0%	$1,397,409	100.0%

Operating expenses:
Salaries, wages & benefits	270,907	49.8%	247,157	50.0%	797,398	50.4%	708,031	50.7%
Operating supplies & expenses	94,732	17.4%	91,421	18.4%	282,639	17.9%	264,751	18.9%
General supplies & expenses	14,507	2.7%	12,648	2.6%	44,596	2.8%	37,415	2.7%
Operating taxes & licenses	17,182	3.2%	16,128	3.3%	50,683	3.2%	47,547	3.4%
Insurance & claims	8,336	1.5%	8,154	1.6%	23,671	1.5%	22,875	1.6%
Communications & utilities	5,003	0.9%	4,518	0.9%	14,556	0.9%	13,501	1.0%
Depreciation & amortization	28,727	5.3%	23,396	4.7%	80,795	5.1%	66,530	4.8%
Purchased transportation	18,234	3.3%	16,628	3.4%	53,110	3.4%	47,696	3.4%
Building and office equipment rents	3,393	0.6%	3,412	0.7%	10,118	0.6%	10,299	0.7%
Miscellaneous expenses, net	2,540	0.4%	2,819	0.6%	7,834	0.4%	8,004	0.6%

Total operating expenses	463,561	85.1%	426,281	86.2%	1,365,400	86.2%	1,226,649	87.8%

Operating income	80,932	14.9%	68,194	13.8%	217,738	13.8%	170,760	12.2%

Non-operating expense (income):
Interest expense	2,882	0.5%	3,397	0.7%	8,786	0.6%	10,737	0.8%
Interest income	(22)	(0.0)%	(3)	(0.0)%	(107)	(0.0)%	(36)	(0.0)%
Other (income) expense, net	(289)	(0.0)%	1,678	0.3%	240	0.0%	622	0.0%

Income before income taxes	78,361	14.4%	63,122	12.8%	208,819	13.2%	159,437	11.4%

Provision for income taxes	27,317	5.0%	24,491	5.0%	78,848	5.0%	59,850	4.3%

Net income	$51,044	9.4%	$38,631	7.8%	$129,971	8.2%	$99,587	7.1%

Earnings per share:
Basic and Diluted	$0.59		$0.45		$1.51		$1.16

Weighted average outstanding shares:
Basic and Diluted	86,165		86,165		86,165		85,571

- MORE -

ODFL Reports Third-Quarter Financial Results

October 25, 2012

OLD DOMINION FREIGHT LINE, INC.
Operating Statistics

	Third Quarter			Year to Date
	2012	2011	% Chg.	2012	2011	% Chg.

Work days	63	64	(1.6)%	191	192	(0.5)%
Operating ratio	85.1%	86.2%	(1.3)%	86.2%	87.8%	(1.8)%
Intercity miles (1)	108,961	101,590	7.3%	315,976	289,807	9.0%
Total tons (1)	1,756	1,668	5.3%	5,194	4,799	8.2%
Total shipments (1)	1,996	1,900	5.1%	5,872	5,454	7.7%
Revenue per intercity mile	$5.00	$4.87	2.7%	$5.01	$4.82	3.9%
Revenue per hundredweight (2)	$15.44	$14.82	4.2%	$15.25	$14.62	4.3%
Revenue per hundredweight excluding fuel surcharges (2)	$12.90	$12.37	4.3%	$12.72	$12.23	4.0%
Revenue per shipment (2)	$271.60	$260.33	4.3%	$269.70	$257.34	4.8%
Revenue per shipment excluding fuel surcharges (2)	$226.95	$217.25	4.5%	$224.96	$215.19	4.5%
Weight per shipment (lbs.)	1,759	1,756	0.2%	1,769	1,760	0.5%
Average length of haul (miles)	939	948	(0.9)%	941	954	(1.4)%

(1) -	In thousands
(2) -	For statistical purposes only, revenue does not include adjustments for undelivered freight required for financial statement purposes in accordance with the Company's revenue recognition policy.

OLD DOMINION FREIGHT LINE, INC.
Balance Sheets

(In thousands)	September 30, 2012	December 31, 2011

Cash and cash equivalents	$6,902	$75,850
Other current assets	298,837	256,002
Total current assets	305,739	331,852
Net property and equipment	1,351,358	1,126,950
Other assets	57,525	54,272
Total assets	$1,714,622	$1,513,074

Current maturities of long-term debt	$39,314	$39,354
Other current liabilities	198,314	165,456
Total current liabilities	237,628	204,810
Long-term debt	243,497	229,831
Other non-current liabilities	247,009	221,914
Total liabilities	728,134	656,555
Equity	986,488	856,519
Total liabilities & equity	$1,714,622	$1,513,074
Note: The financial and operating statistics in this release are unaudited.

- END -